Exhibit 10.14

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of July 2, 2020 (the “Effective Date”) between SILICON VALLEY BANK, a California corporation (“Bank”), and OUTSET MEDICAL, INC., a Delaware corporation (“Borrower”), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank. The parties agree as follows:

1.	ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP, (except for (i) non-compliance with FAS 123R in monthly reporting and (ii) with respect to unaudited financial statements for the absence of footnotes and subject to year-end audit adjustments, provided, however, that if at any time any change in GAAP would affect the computation of any covenant or requirement set forth in any Loan Document, and either Borrower or Bank shall so request, Borrower and Bank shall negotiate in good faith to amend such covenant or requirement to preserve the original intent thereof in light of such change in GAAP; provided, further, that, until so amended, (i) such covenant or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide Bank financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP; provided, further, that (x) all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions, calculations and covenants for purpose of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in accordance with GAAP. Notwithstanding the foregoing, all financial covenant (if any) and other financial calculations shall be computed with respect to Borrower only, and not on a consolidated basis. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2.	LOAN AND TERMS OF PAYMENT

2.1    Promise to Pay. Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.2    Term Loan.

(a)    Availability. Subject to the terms and conditions of this Agreement, Bank shall make a term loan advance available to Borrower in the original principal amount not to exceed Thirty Million Dollars ($30,000,000) (the “Term Loan Advance”). The Term Loan Advance shall be available in a single advance on or about the Effective Date. After repayment, no Term Loan Advance (or any portion thereof) may be reborrowed.

(b)    Interest Payments. With respect to the Term Loan Advance, commencing on the first Payment Date following the Funding Date of the Term Loan Advance and continuing on the Payment Date of each month thereafter, Borrower shall make monthly payments of interest, in arrears, on the principal amount of the Term Loan Advance at the rate set forth in Section 2.3(a).

(c)    Repayment. Commencing on the Term Loan Amortization Date and continuing on each Payment Date thereafter, Borrower shall repay the Term Loan Advance in (i) thirty (30) equal monthly installments of principal, plus (ii) monthly payments of accrued interest at the rate set forth in Section 2.3(a). All outstanding principal and accrued and unpaid interest under the Term Loan Advance, and all other outstanding Obligations with respect to the Term Loan Advance, are due and payable in full on the Term Loan Maturity Date.

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(d)    Permitted Prepayment. Borrower shall have the option to prepay all, but not less than all, of the Term Loan Advance, provided Borrower (i) delivers written notice to Bank of its election to prepay the Term Loan Advance at least [***] Business Days prior to such prepayment, and (ii) pays, on the date of such prepayment (A) the outstanding principal plus accrued and unpaid interest with respect to the Term Loan Advance, (B) the Prepayment Fee, (C) the Final Payment, and (D) all other sums, if any, that shall have become due and payable with respect to the Term Loan Advance, including interest at the Default Rate with respect to any past due amounts.

(e)    Mandatory Prepayment Upon an Acceleration. If the Term Loan Advance is accelerated by Bank following the occurrence and during the continuance of an Event of Default in accordance with Section 9.1, Borrower shall immediately pay to Bank an amount equal to the sum of (i) all outstanding principal plus accrued and unpaid interest with respect to the Term Loan Advance, (ii) the Prepayment Fee, (iii) the Final Payment, and (iv) all other sums, if any, that shall have become due and payable with respect to the Term Loan Advance, including interest at the Default Rate with respect to any past due amounts.

2.3    Payment of Interest on the Credit Extensions.

(a)    Interest Rate. Subject to Section 2.3(b), the principal amount outstanding under the Term Loan Advance shall accrue interest at a floating per annum rate equal to the greater of (A) one-half of one percent (0.50%) above the Prime Rate and (B) three and three-quarters of one percent (3.75%), which interest shall be payable monthly in accordance with Section 2.3(d) below.

(b)    Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is [***] percent ([***]%) above the rate that is otherwise applicable thereto (the “Default Rate”) unless Bank elects to impose a lesser rate in its sole discretion. Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including, without limitation, Bank Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations. Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

(c)    Adjustment to Interest Rate. Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.

(d)    Payment; Interest Computation. Interest is payable monthly on the Payment Date of each month and shall be computed on the basis of a 360-day year for the actual number of days elapsed. In computing interest, (i) all payments received after 12:00 p.m. Pacific time on any day shall be deemed received at the opening of business on the next Business Day, and (ii) the date of the making of any Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.

2.4    Fees. Borrower shall pay to Bank:

(a)    Prepayment Fee. The Prepayment Fee, when due hereunder;

(b)    Final Payment. The Final Payment, when due hereunder;

(c)    Good Faith Deposit. A deposit of [***] Dollars ($[***]) (the “Good Faith Deposit”) to initiate Bank’s due diligence review process, which Bank hereby acknowledges has been previously received as of the Effective Date. Any portion of the Good Faith Deposit not utilized to pay Bank Expenses on the Effective Date will be returned to Borrower; and

(d)    Bank Expenses. All Bank Expenses (including reasonable and documented attorneys’ fees and expenses for documentation and negotiation of this Agreement which fees for the documentation and negotiation of this Agreement will not exceed [***] Dollars ($[***]) as of the Effective Date provided that there are no more than [***] turns of any of the Loan Documents) incurred through and after the Effective Date, when due (or, if no stated due date, upon demand by Bank).

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(e)    Fees Fully Earned. Unless otherwise provided in this Agreement or in a separate writing by Bank, Borrower shall not be entitled to any credit, rebate, or repayment of any fees earned by Bank pursuant to this Agreement notwithstanding any termination of this Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder. Bank may deduct amounts owing by Borrower under the clauses of this Section 2.4 pursuant to the terms of Section 2.5(c). Bank shall provide Borrower written notice of deductions made from the Designated Deposit Account pursuant to the terms of the clauses of this Section 2.4.

2.5    Payments; Application of Payments; Debit of Accounts.

(a)    All payments to be made by Borrower under any Loan Document shall be made in immediately available funds in Dollars, without setoff or counterclaim, before 12:00 p.m. Pacific time on the date when due. Payments of principal and/or interest received after 12:00 p.m. Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

(b)    Bank has the exclusive right to determine the order and manner in which all payments with respect to the Obligations may be applied. Borrower shall have no right to specify the order or the accounts to which Bank shall allocate or apply any payments required to be made by Borrower to Bank or otherwise received by Bank under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.

(c)    Bank shall debit the Designated Deposit Account (or, if funds in the Designated Deposit Account are insufficient or if an Event of Default has occurred and is continuing, any other account of Borrower maintained with Bank), for principal and interest payments or any other amounts Borrower owes Bank when due. These debits shall not constitute a set-off.

2.6    Withholding.

(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of Borrower) requires the deduction or withholding of any Tax from any such payment by Borrower, then (A) Borrower shall be entitled to make such deduction or withholding, (B) Borrower shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law, and (C) if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.6) Bank receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)    Payment of Other Taxes by Borrower. Without limiting the provisions of subsection (a) above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c)    Tax Indemnification. Without limiting the provisions of subsections (a) and (b) above, Borrower shall, and does hereby, indemnify Bank, within [***] days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.6) payable or paid by Bank or required to be withheld or deducted from a payment to Bank and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by Bank shall be conclusive absent manifest error.

(d)    Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 2.6, Borrower shall deliver to Bank a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Bank.

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(e)    Status of Bank. If Bank (including any assignee or successor) is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Loan Document, it shall deliver to Borrower, at the time or times reasonably requested by Borrower, such properly completed and executed documentation reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Bank (including any assignee or successor), if reasonably requested by Borrower, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrower as will enable Borrower to determine whether or not Bank (or such assignee or successor) is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, Bank (including any assignee or successor) shall deliver, on or prior to the date on which Bank (or such assignee or successor) acquires an interest in any Loan Document (and from time to time thereafter upon the reasonable request of Borrower), executed copies of whichever of IRS Form W-9, IRS Form W-8BEN-E, IRS Form W-8ECI or W-8IMY is applicable, as well as any applicable supporting documentation or certifications.

3.	CONDITIONS OF LOANS

3.1    Conditions Precedent to Initial Credit Extension. Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:

(a)    duly executed signatures to the Loan Documents;

(b)    the Operating Documents and long-form good standing certificate of Borrower certified by the Secretary of State (or equivalent agency) of Borrower’s jurisdiction of organization or formation and the State of California, as of a date no earlier than [***] days prior to the Effective Date;

(c)    a secretary’s certificate of Borrower with respect to such Borrower’s Operating Documents, incumbency, and Borrowing Resolutions for Borrower;

(d)    duly executed signatures to a payoff letter from Perceptive;

(e)    evidence that (i) the Liens securing Indebtedness owed by Borrower to Perceptive will be terminated and (ii) the documents and/or filings evidencing the perfection of such Liens, including without limitation any financing statements and/or control agreements, have or will, substantially concurrently with the initial Credit Extension, be terminated;

(f)    certified copies, dated as of a recent date, of financing statement searches, as Bank may request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(g)    the Perfection Certificate executed by Borrower;

(h)    evidence satisfactory to Bank that the insurance policies required by Section 6.7 hereof are in full force and effect; and

(i)    payment of the fees and Bank Expenses then due as specified in Section 2.4 hereof.

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

3.2    Conditions Precedent to all Credit Extensions. Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:

(a)    timely receipt of an executed Payment/Advance Form and any materials and documents required by Section 3.4;

(b)    the representations and warranties in this Agreement shall be true and correct in all material respects on the date of the Payment/Advance Form, and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true and correct in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement remain true and correct in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(c)    Bank determines to its satisfaction that there has not been a Material Adverse Change.

3.3    Covenant to Deliver.

(a)    Except as otherwise provided in Section 3.3(b), Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition precedent to any Credit Extension. Borrower expressly agrees that a Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Bank’s sole discretion.

(b)    Unless otherwise provided in writing, within [***] days after the Effective Date, Bank shall have received, in form and substance satisfactory to Bank, appropriate evidence showing lender loss payable and additional insured endorsements to the insurance policies in favor of Bank, as required by Section 6.7 of this Agreement.

3.4    Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of a Term Loan Advance set forth in this Agreement, to obtain a Term Loan Advance, Borrower (via an individual duly authorized by an Administrator) shall notify Bank (which notice shall be irrevocable) by electronic mail by 12:00 noon Pacific time on the Funding Date of the Term Loan Advance. Such notice shall be made by Borrower through Bank’s online banking program, provided, however, if Borrower is not utilizing Bank’s online banking program, then such notice shall be in a written format acceptable to Bank that is executed by an Authorized Signer. Bank shall have received reasonably satisfactory evidence that the Board has approved that such Authorized Signer may provide such notices and request the Term Loan Advance. In connection with such notification, Borrower must promptly deliver to Bank by electronic mail or through Bank’s online banking program a completed Payment/Advance Form executed by an Authorized Signer. Bank shall credit proceeds of any Term Loan Advance to the Designated Deposit Account. Bank may make the Term Loan Advance under this Agreement based on instructions from an Authorized Signer or without instructions if the Term Loan Advance is necessary to meet Obligations which have become due.

4.	CREATION OF SECURITY INTEREST

4.1    Grant of Security Interest. Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.

Borrower acknowledges that it previously has entered, and/or may in the future enter, into Bank Services Agreements with Bank. Regardless of the terms of any Bank Services Agreement, Borrower agrees that any amounts

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Borrower owes Bank thereunder shall be deemed to be Obligations hereunder and that it is the intent of Borrower and Bank to have all such Obligations secured by the first priority perfected security interest in the Collateral granted herein (subject only to Permitted Liens that are permitted pursuant to the terms of this Agreement to have superior priority to Bank’s Lien in this Agreement).

If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations) and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall, at the sole cost and expense of Borrower, release its Liens in the Collateral and all rights therein shall revert to Borrower. In the event (x) all Obligations (other than inchoate indemnity obligations), except for Bank Services, are satisfied in full, and (y) this Agreement is terminated, Bank shall terminate the security interest granted herein upon Borrower providing cash collateral acceptable to Bank in its good faith business judgment for Bank Services, if any. In the event such Bank Services consist of outstanding Letters of Credit, Borrower shall provide to Bank cash collateral in an amount equal to (x) if such Letters of Credit are denominated in Dollars, then at least [***] percent ([***]%); and (y) if such Letters of Credit are denominated in a Foreign Currency, then at least [***] percent ([***]%), of the Dollar Equivalent of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to such Letters of Credit.

Notwithstanding anything in this Agreement or any other Loan Document to the contrary, none of the Borrower or any of its Subsidiaries shall be required to take any actions in, or required by the laws of, Mexico in order to create, perfect or maintain any security interests in any assets of Borrower or its Subsidiaries located or registered in Mexico that are related to the Mexico Business Activities, including, without limitation, any Intellectual Property registered in Mexico and all real property located in Mexico (the “Mexican Business Activities Assets”) (and no security agreements, pledge agreements, control agreements or similar security documents governed by the laws of Mexico or any bailee agreements or landlord waivers entered into with respect to locations in Mexico related to Mexico Business Activities shall be required, subject to the terms set forth herein), to the extent that the aggregate fair value (in accordance with GAAP) of the Mexican Business Activities Assets does not exceed [***] Dollars ($[***]).

4.2    Priority of Security Interest. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to (i) any exceptions to perfection expressly set forth in this Agreement and (ii) Permitted Liens that are permitted pursuant to the terms of this Agreement to have superior priority to Bank’s Lien under this Agreement). If Borrower shall acquire a commercial tort claim having a value in excess of [***] Dollars ($[***]), Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.

4.3    Authorization to File Financing Statements. Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank’s security interest or rights hereunder, including a notice that any disposition of the Collateral in violation of this Agreement, by either Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code. Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Bank’s discretion.

5.	REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1    Due Organization, Authorization; Power and Authority. Borrower is duly existing and in good standing as a Registered Organization in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. In connection with this Agreement, Borrower has delivered to Bank a completed certificate signed by Borrower, entitled “Perfection Certificate” (the “Perfection Certificate”). Borrower represents and warrants to Bank that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past [***] years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement), in each case of clauses (a) through (f), other than to the extent such information has changed as permitted pursuant to Section 7.2.

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except (x) such Governmental Approvals which have already been obtained and are in full force and effect and (y) filings and recordings in respect of the Liens created pursuant to the applicable Loan Documents), or (v) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material agreement by which Borrower is bound to an extent or in a manner which has or is reasonably likely to have a Material Adverse Effect. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a Material Adverse Effect.

5.2    Collateral. Borrower has good title to, rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Borrower has no Collateral Accounts at or with any bank or financial institution other than Bank or Bank’s Affiliates except for (i) the Collateral Accounts described in the Perfection Certificate delivered to Bank in connection herewith and (ii) which Borrower has taken such actions as are necessary to give Bank a perfected security interest therein, pursuant to the terms of Section 6.8(b). The Accounts are bona fide, existing obligations of the Account Debtors.

No Collateral with an aggregate value in excess of [***] Dollars ($[***]) is in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate or as permitted pursuant to Section 7.2. None of the components of the Collateral with an aggregate value in excess of [***] Dollars ($[***]) shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2 or Section 6.8(b).

All Inventory is in all material respects of good and marketable quality, free from material defects.

Borrower is the sole owner of the material Intellectual Property which it owns or purports to own except for (a) non-exclusive licenses granted to its customers in the ordinary course of business, (b) over-the-counter software that is commercially available to the public, and (c) Intellectual Property licensed to Borrower and noted on the Perfection Certificate. Each Patent which it owns or purports to own and which is material to Borrower’s business is valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part. To the best of Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to have a Material Adverse Effect.

Except as noted on the Perfection Certificate or notified to Bank in writing after the Effective Date (and Bank has acknowledged receipt of such writing), Borrower is not a party to, nor is it bound by, any Restricted License.

5.3    Reserved.

5.4    Litigation. There are no actions or proceedings pending or, to the knowledge of any Responsible Officer, threatened in writing by or against Borrower or any of its Subsidiaries which could reasonably be expected to result in damages or costs to the Borrower or any of its Subsidiaries of, individually or in the aggregate, [***] Dollars ($[***]) or more.

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

5.5    Financial Statements; Financial Condition. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Bank by submission to the Financial Statement Repository or otherwise submitted to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations as of the dates and periods covered thereby. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to the Financial Statement Repository or otherwise submitted to Bank.

5.6    Solvency. The fair salable value of Borrower’s consolidated assets (including goodwill minus disposition costs) exceeds the fair value of Borrower’s liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.7    Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for the purpose of purchasing or carrying margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower (a) has complied in all material respects with all Requirements of Law, and (b) has not violated any Requirements of Law the violation of which could reasonably be expected to have a Material Adverse Effect. None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. The transactions contemplated hereby do not require any Governmental Approval of, registration or filing with, or any other action by, any Governmental Authority or any third party on the part of Borrower or any of its Subsidiaries, except for (x) those certain contracts, approvals, authorizations, filings, and notices that have been obtained or made and are in full force and effect and (y) filings and recordings in respect of the Liens created pursuant to the applicable Loan Documents.

5.8    Subsidiaries; Investments. Borrower does not own any stock, partnership, or other ownership interest or other equity securities except for Permitted Investments.

5.9    Tax Returns and Payments; Pension Contributions. Borrower has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except (a) to the extent such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, or (b) if such Taxes, assessments, deposits and contributions do not, individually or in the aggregate, exceed [***] Dollars ($[***]) at any time.

To the extent Borrower defers payment of any contested taxes, Borrower shall (i) notify Bank in writing of the commencement of, and any material development in, the proceedings, and (ii) post bonds or take any other steps required to prevent the Governmental Authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien.” Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower in excess of [***] Dollars ($[***]) in the aggregate at any time. Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.10    Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely as working capital and to fund its general business requirements and not for personal, family, household or agricultural purposes.

5.11    Full Disclosure. No written representation, warranty or other statement of Borrower in any report, certificate, or written statement submitted to the Financial Statement Repository or otherwise submitted to Bank in connection with the Loan Documents, as of the date such representation, warranty, or other statement was made (as may be modified or supplemented by other information so furnished prior to the date on which this representation is

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

made or deemed made), when taken together as a whole with all such written reports, written certificates and written statements submitted to the Financial Statement Repository or otherwise submitted to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the reports, certificates, or written statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results and such differences may be material).

5.12    Definition of “Knowledge.” For purposes of the Loan Documents, whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of any Responsible Officer.

6.	AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1    Government Compliance.

(a)    Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect. Borrower shall comply, and have each Subsidiary comply, in all material respects, with all laws, ordinances and regulations to which it is subject, except to the extent non-compliance would not reasonably be expected to have a Material Adverse Effect.

(b)    Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Bank in all of the Collateral. Borrower shall promptly provide copies of any such obtained Governmental Approvals to Bank.

6.2    Financial Statements, Reports. Provide Bank with the following by submitting to the Financial Statement Repository or otherwise submitting to Bank:

(a)    (i) at all times prior to the consummation of an IPO, as soon as available, but no later than [***] days after the last day of each month, a company prepared consolidated balance sheet and income statement covering Borrower’s and each of its Subsidiary’s operations for such month in a form reasonably acceptable to Bank, and (ii) at all times after the consummation of an IPO, as soon as available, but no later than [***] days after the last day of each fiscal quarter of each fiscal year, a company prepared consolidated balance sheet and income statement covering Borrower’s and each of its Subsidiary’s operations for such fiscal quarter in a form reasonably acceptable to Bank, it being understood, in each case, that the form of financial statements previously delivered to Bank prior to the Effective Date are acceptable;

(b)    as soon as available, but no later than [***] days after the last day of each fiscal quarter, a completed Compliance Statement, confirming that, as of the end of such quarter, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement (if any) and such other information as Bank may reasonably request, including, without limitation, a statement that at the end of such month there were no held checks;

(c)    within [***] days after the end of each fiscal year of Borrower, and contemporaneously with any updates or amendments thereto, (A) annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the current fiscal year of Borrower, and (B) annual financial projections for the current fiscal year (on a quarterly basis), in each case as approved by the Board, together with any related business forecasts used in the preparation of such annual financial projections;

(d)    as soon as available, but no later than [***] days after the last day of Borrower’s fiscal year, company prepared consolidated financial statements prepared under GAAP, consistently applied, together with

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

and commensurate with those provided to the Board; provided, however, if audited consolidated financial statements are required by the Board, Borrower shall deliver not later than [***] days after the last day of each such fiscal year, beginning with the fiscal year ending December 31, 2020, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements (except the opinion on financial statements may contain a qualification as to going concern typical for venture backed companies similar to Borrower) from KPMG or another independent certified public accounting firm reasonably acceptable to Bank;

(e)    at all times that Borrower is not a public company or an issuer of securities that are registered with the SEC under Section 12 of the Exchange Act (or that is required to file reports under Section 15(d) of the Exchange Act), prompt written notice of any changes to the beneficial ownership information set out in items 2(d) through 2(g) of the Perfection Certificate. Borrower understands and acknowledges that Bank relies on such true, accurate and up-to-date beneficial ownership information to meet Bank’s regulatory obligations to obtain, verify and record information about the beneficial owners of its legal entity customers;

(f)    in the event that Borrower becomes subject to the reporting requirements under the Exchange Act within [***] days of filing, copies of all periodic and other reports, proxy statements and other materials filed by Borrower and/or any Guarantor with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be. Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the internet at Borrower’s website address; provided, however, Borrower shall promptly notify Bank in writing (which may be by electronic mail) of the posting of any such documents;

(g)    within [***] days of delivery, copies of all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt;

(h)    prompt report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that could result in damages or costs to Borrower or any of its Subsidiaries of, individually or in the aggregate, [***] Dollars ($[***]) or more; and

(i)    promptly, from time to time, such other information regarding Borrower’s operations, business affairs, and financial condition as reasonably requested by Bank.

Any submission by Borrower of a Compliance Statement or any financial statement submitted to the Financial Statement Repository pursuant to this Section 6.2 or otherwise submitted to Bank shall be deemed to be a representation by Borrower that (i) as of the date of such Compliance Statement or financial statement, the information and calculations set forth therein are true and correct, (ii) as of the end of the compliance period set forth in such submission, Borrower is in compliance with all required covenants except as noted in such Compliance Statement or financial statement, as applicable, (iii) as of the date of such submission, no Events of Default have occurred and are continuing, (iv) all representations and warranties other than any representations or warranties that are made as of a specific date in Section 5 remain true and correct in all material respects as of the date of such submission except as noted in such Compliance Statement or financial statement, as applicable, (v) as of the date of such submission, Borrower and each of its Subsidiaries has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 6.5, and (vi) as of the date of such submission, no Liens (other than Permitted Liens) have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank.

6.3    Inventory; Returns. Keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Borrower and its Account Debtors shall follow Borrower’s customary practices as they exist at the Effective Date. Borrower must promptly notify Bank of all returns, recoveries, disputes and claims that involve more than [***] Dollars ($[***]).

6.4    [Reserved.]

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

6.5    Taxes; Pensions. Timely file, and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.9 hereof, and taxes with respect to which the amount does not exceed the amount set forth in Section 5.9 hereof, and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.6    [Reserved.]

6.7    Insurance.

(a)    Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location, with financially sound and reputable insurance companies that are not Affiliates of Borrower. All property policies shall have a lender’s loss payable endorsement showing Bank as lender loss payee. All liability policies shall show, or have endorsements showing, Bank as an additional insured. Bank shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral.

(b)    Ensure that proceeds payable under any property policy are, at Bank’s option, payable to Bank on account of the Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to [***] Dollars ($[***]) in the aggregate for any and all losses under all casualty policies in any one year, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Bank has been granted a first priority security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Bank, be payable to Bank on account of the Obligations.

(c)    At Bank’s reasonable request, Borrower shall deliver copies of insurance policies and evidence of all premium payments. Borrower shall use commercially reasonable efforts to ensure each provider of any such insurance required under this Section 6.7 shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to Bank, that it will give Bank [***] days prior written notice before any such policy or policies shall be materially altered or canceled. If Borrower fails to obtain insurance as required under this Section 6.7 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.7, and take any action under the policies Bank deems prudent.

6.8    Accounts.

(a)    Borrower, any Subsidiary of Borrower and any Guarantor shall maintain the Restricted Cash Collateral Account and account balances in any of its accounts at or through Bank representing at least [***] percent ([***]%) of all deposit account balances of Borrower, such Subsidiary and such Guarantor at any financial institution.

(b)    In addition to and without limiting the restrictions in Section 6.8(a), Borrower shall provide Bank [***] days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates. For each Collateral Account that Borrower at any time maintains, Borrower shall use its commercially reasonable efforts to cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Bank. The provisions of the previous sentence shall not apply to (i) deposit accounts exclusively used for payroll, payroll taxes, and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such or (ii) subject to the terms and conditions set forth in Section 4.1, deposit accounts with banks or financial institutions (other than Bank) located in Mexico to service the Mexico Business Activities in the ordinary course of Borrower’s business.

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(c)    Borrower, any Subsidiary of Borrower and any Guarantor shall obtain any business credit card, letters of credit and cash management exclusively from Bank, except that this clause (c) shall not apply to the extent that Borrower, any Subsidiary of Borrower or any Guarantor provides Bank evidence of an offer from a third-party to provide any business credit card, letters of credit or cash management on then current market terms and Bank is unable or unwilling to provide such business credit card, letters of credit or cash management on such proposed terms.

6.9    [Reserved.]

6.10    Protection of Intellectual Property Rights.

(a)    (i) Protect, defend and maintain the validity and enforceability of Intellectual Property that is material to Borrower’s business; (ii) promptly advise Bank in writing of material infringements or any other event that could reasonably be expected to materially and adversely affect the value of its Intellectual Property; and (iii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent.

(b)    Provide written notice to Bank within [***] days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public). Borrower shall take such steps as Bank requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents.

6.11    Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.

6.12    Online Banking.

(a)    Utilize Bank’s online banking platform for all matters requested by Bank which shall include, without limitation (and without request by Bank for the following matters), uploading information pertaining to Accounts and Account Debtors, requesting approval for exceptions, requesting Credit Extensions, and uploading financial statements and other reports required to be delivered by this Agreement (including, without limitation, those described in Section 6.2 of this Agreement).

(b)    Comply with the terms of Bank’s Online Banking Agreement as in effect from time to time and ensure that all persons utilizing Bank’s online banking platform are duly authorized to do so by an Administrator. Bank shall be entitled to assume the authenticity, accuracy and completeness on any information, instruction or request for a Credit Extension submitted via Bank’s online banking platform and to further assume that any submissions or requests made via Bank’s online banking platform have been duly authorized by an Administrator.

6.13    Formation or Acquisition of Subsidiaries. Notwithstanding and without limiting the negative covenants contained in Sections 7.3 and 7.7 hereof, at the time that Borrower or any Guarantor forms (or such later time as Bank may agree to) any direct or indirect Subsidiary (other than an Excluded Foreign Subsidiary) or acquires any direct or indirect Subsidiary (other than an Excluded Foreign Subsidiary) after the Effective Date (including, without limitation, pursuant to a Division), Borrower and such Guarantor shall (a) cause such new Subsidiary to provide to Bank a joinder to this Agreement to become a co-borrower hereunder or a Guaranty to become a Guarantor hereunder, together with such appropriate financing statements and/or Control Agreements, all in form and substance satisfactory to Bank (including being sufficient to grant Bank a first priority Lien (subject to Permitted Liens) in and

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

to the assets of such newly formed or acquired Subsidiary, to the extent constituting Collateral), (b) provide to Bank appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance reasonably satisfactory to Bank; and (c) provide to Bank all other documentation in form and substance satisfactory to Bank, including, to the extent reasonably requested by Bank, one or more customary opinions of counsel reasonably satisfactory to Bank. Any document, agreement, or instrument executed or issued pursuant to this Section 6.13 shall be a Loan Document.

6.14    Cash Collateral Requirement. Maintain in the Restricted Cash Collateral Account, a Restricted Cash Balance greater than or equal to the Cash Collateral Amount. In furtherance of the foregoing sentence, all of the Unrestricted Cash Balance in the Collateral Accounts of the Borrower up to the amount equal to the Cash Collateral Amount shall be transferred by Bank (without notice to Borrower) into the Restricted Cash Collateral Account. Bank shall have exclusive control over the Restricted Cash Collateral Account except that Borrower may request that Bank withdraw funds on behalf of Borrower from the Restricted Cash Collateral Account in excess of the Cash Collateral Amount and Bank agrees to provide such requested withdrawal to Borrower so long as (i) a Restricted Cash Balance greater than or equal to the Cash Collateral Amount is maintained in the Restricted Cash Collateral Account at all times, and (ii) an Event of Default has not occurred and is continuing or would result therefrom.

6.15    Further Assurances. Execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement.

7.	NEGATIVE COVENANTS

Borrower shall not do any of the following without Bank’s prior written consent:

7.1    Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (including, without limitation, pursuant to a Division) (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for:

(a)    Transfers of Inventory in the ordinary course of business;

(b)    Transfers of surplus, worn-out or obsolete Equipment that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the ordinary course of business of Borrower;

(c)    Transfers consisting of Permitted Liens and Permitted Investments;

(d)    Transfers consisting of the use of cash in a manner not prohibited by this Agreement or the other Loan Documents;

(e)    non-exclusive licenses and sublicenses of Intellectual Property in the ordinary course of business;

(f)    Transfers (including by discounting, cancellation or forgiveness) of accounts receivable (excluding sales or dispositions in a factoring arrangement) in connection with the compromise, settlement or collection thereof in the ordinary course of business;

(g)    other Transfers not exceeding [***] Dollars ($[***]) in the aggregate for the Borrower and its Subsidiaries in any fiscal year of the Borrower so long as no Event of Default has occurred and is then continuing or could reasonably be expected to result therefrom in the ordinary course of business; and

(h)    Transfers to the Borrower’s contract manufacturers to facilitate product manufacturing; provided that the fair market value of the assets or property sold or otherwise transferred pursuant to this clause (h) shall not exceed [***] Dollars ($[***]) in the aggregate in any period of [***] months.

7.2    Changes in Business, Management, Control, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Subsidiary, as applicable, or reasonably related or incidental thereto or constituting a reasonable extension thereof; (b) liquidate or dissolve; (c) fail to provide notice to Bank of the Key Person departing from or ceasing to be employed by Borrower within [***] days after their departure from Borrower; or (d) permit or suffer any Change in Control.

Borrower shall not, without at least [***] days prior written notice to Bank (or such shorter period as Bank may agree in writing on a case-by-case basis: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than [***] Dollars ($[***]) in Borrower’s assets or property) or deliver any portion of the Collateral valued, individually or in the aggregate, in excess of [***] Dollars ($[***]) to a bailee at a location other than to a bailee and at a location already disclosed in the Perfection Certificate (but excluding locations in Mexico related to Mexico Business Activities, subject to the terms and conditions set forth in Section 4.1), (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization. If Borrower intends to add any new offices or business locations, including warehouses, containing in excess of [***] Dollars ($[***]) of Borrower’s assets or property (but excluding locations in Mexico related to Mexico Business Activities, subject to the terms and conditions set forth in Section 4.1), then Borrower will first receive the written consent of Bank, and Borrower will use commercially reasonable efforts to arrange for the landlord of any such new offices or business locations, including warehouses, to execute and deliver a landlord consent in form and substance reasonably satisfactory to Bank. If Borrower intends to deliver any portion of the Collateral valued, individually or in the aggregate, in excess of [***] Dollars ($[***]) to a bailee, and Bank and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which Borrower intends to deliver the Collateral, then Borrower will first receive the written consent of Bank, and Borrower will use commercially reasonable efforts to arrange for such bailee to execute and deliver a bailee agreement in form and substance reasonably satisfactory to Bank, except that subject to the terms and conditions set forth in Section 4.1, the foregoing requirement in this sentence shall not apply to locations in Mexico related to Mexico Business Activities and the Mexican Business Activities Assets.

7.3    Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (including, without limitation, by the formation of any Subsidiary or pursuant to a Division) (an “Acquisition”) unless the Acquisition is a Permitted Acquisition. Once an Acquisition is completed the Borrower shall provide Bank with reasonable details of the Acquisition and updated pro-forma projections. Notwithstanding anything to the contrary herein, a Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

7.4    Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5    Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein.

7.6    Maintenance of Collateral Accounts. Maintain any Collateral Account except as permitted pursuant to the terms of Section 6.8 hereof.

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

7.7	Distributions; Investments.

(a)    Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock except:

(i)    dividends with respect to the Borrower’s Equity Interests payable solely in additional Equity Interests that constitute common stock (or the equivalent) (other than Disqualified Equity Interests);

(ii)    the Borrower’s purchase, redemption, retirement, or other acquisition of its Equity Interests with the proceeds received from a substantially concurrent issue of new shares of its Qualified Equity Interests, provided that no Event of Default has occurred and is continuing or would result therefrom;

(iii)    dividends paid by any Subsidiary to any other Loan Party;

(iv)    the Borrower may make dividends or other distributions (A) pursuant to and in accordance with restricted stock agreements, stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries or (B) in connection with the satisfaction of withholding tax obligations; provided that (i) the aggregate amount of all such dividends or other distributions permitted under this clause (iv) shall not exceed [***] Dollars ($[***]) in the aggregate in any fiscal year of the Borrower, and (ii) no Event of Default has occurred and is continuing or would result therefrom;

(v)    the Borrower may pay cash in lieu of the issuance of fractional shares, provided that no Event of Default has occurred and is continuing or would result therefrom;

(vi)    the Borrower may honor any non-cash conversion requests in respect of any convertible securities of the Borrower permitted under this Agreement into Qualified Equity Interests of the Borrower pursuant to the terms of such convertible securities;

(vii)    the Borrower may honor any exercise request in respect of warrants to purchase Qualified Equity Interests of the Borrower pursuant to the terms of such warrants, and so long as no such exercise does not result in a payment of any cash by Borrower (other than cash in lieu of fractional shares), provided that no Event of Default has occurred and is continuing or would result therefrom; and

(viii)    the Borrower may agree to pay and accrue dividends on its Equity Interests payable other than in Qualified Equity Interests so long as the Borrower does not make actual payment of any such dividend until (x) all Obligations have been paid in full, (y) Bank has no further obligations to Borrower, and (z) this Agreement has been terminated; and

(ix)    the Borrower may agree to redeem its preferred stock as set forth in its certificate of incorporation as in effect from time to time, so long as such redemption date is on or after the date that is [***] days after the Term Loan Maturity Date;

(b)    directly or indirectly make any Investment (including, without limitation, by the formation of any Subsidiary) other than Permitted Investments, or permit any of its Subsidiaries to do so.

7.8    Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except:

(a)    for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person;

(b)    (i) transactions between or among the Loan Parties and (ii) transactions with a Subsidiary of a Loan Party that is not a Loan Party to the extent permitted under this Agreement;

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(c)    (i) customary compensation and indemnification of, and other employment arrangements with, directors, officers and employees of the Borrower or any of its Subsidiaries in the ordinary course of business and (ii) subject to limitations set forth in this Agreement regarding the payment of directors fees, reasonable and customary director, officer and employee compensation (including bonuses and stock option programs) and benefits arrangements, in each case, in the ordinary course of business and approved by the board of directors (or equivalent managing body) (or a committee thereof) of a Loan Party or Subsidiary; and

(d)    transactions permitted by Section 7.7, to the extent permitted thereunder.

7.9    Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except as permitted under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof, provide for earlier or greater principal, interest, or other payments thereon, or adversely affect the subordination thereof to Obligations owed to Bank.

7.10    Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, in each case, except as could reasonably be expected to have a Material Adverse Effect; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a Material Adverse Effect, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any material liability of Borrower, including any material liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

7.11    Cash Collateral in Restricted Cash Collateral Account. At any time, directly or indirectly withdraw or permit to exist any withdrawals of any cash or Cash Equivalents from the Restricted Cash Collateral Account without the prior written consent of the Bank.

8. EVENTS	OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1    Payment Default. Borrower fails to (a) make any payment of principal on any Credit Extension when due, or (b) pay interest or any other Obligations within [***] Business Days after such Obligations are due and payable (which [***] Business Day cure period shall not apply to payments due on the Term Loan Maturity Date). During the cure period, the failure to make or pay any payment specified under clause (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2    Covenant Default.

(a)    Borrower fails or neglects to perform any obligation in Sections 6.5, 6.7, 6.8, 6.10, 6.12, 6.13, 6.14 or 6.15 or violates any covenant in Section 7;

(b)    Borrower fails or neglects to perform any obligation in Section 6.2 and such failure or neglect continues for more than [***] days after the occurrence thereof; or

(c)    Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within [***] days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the [***] day period or cannot after diligent attempts by Borrower be

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

cured within such [***] day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed [***] days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Cure periods provided under this section shall not apply, among other things, to financial covenants (if any) or any other covenants set forth in Section 8.2(a) and 8.2(b) above;

8.3    Material Adverse Change. A Material Adverse Change occurs;

8.4    Attachment; Levy; Restraint on Business.

(a)    (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under the control of Borrower (including a Subsidiary), or (ii) a notice of lien or levy is filed against any of Borrower’s assets by any Governmental Authority, and the same under subclauses (i) and (ii) hereof are not, within [***] days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any [***] day cure period; or

(b)    (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting all or any material part of its business;

8.5    Insolvency. (a) Borrower or any of its Subsidiaries is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower or any of its Subsidiaries and is not dismissed or stayed within [***] days (but no Credit Extensions shall be made while any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6    Other Agreements. There is, under any agreement to which Borrower or any Guarantor is a party with a third party or parties, (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of [***] Dollars ($[***]); or (b) any breach or default by Borrower or Guarantor, the result of which could have a Material Adverse Effect on Borrower’s or any Guarantor’s business;

8.7    Judgments; Penalties. One or more fines, penalties or final judgments, orders or decrees for the payment of money in an amount, individually or in the aggregate, of at least [***] Dollars ($[***]) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower by any Governmental Authority, and the same are not, within [***] days after the entry, assessment or issuance thereof, discharged, satisfied, or paid, or after execution thereof, stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the satisfaction, payment, discharge, stay, or bonding of such fine, penalty, judgment, order or decree);

8.8    Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9    Subordinated Debt. Any document, instrument, or agreement evidencing any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement or any applicable subordination or intercreditor agreement;

8.10    Guaranty. (a) Any guaranty of any Obligations (if any) terminates or ceases for any reason to be in full force and effect; (b) any Guarantor (if any) does not perform any obligation or covenant under any guaranty of the Obligations; (c) any circumstance described in Sections 8.3, 8.4, 8.5, 8.6, 8.7, or 8.8 of this Agreement occurs with respect to any Guarantor (if any), (d) the death, liquidation, winding up, or termination of existence of any Guarantor

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

to the extent not permitted in this Agreement or the other Loan Documents; or (e)(i) a material impairment in the perfection or priority of Bank’s Lien in the Collateral provided by Guarantor or in the value of such collateral or (ii) a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations occurs with respect to any Guarantor; or

8.11    Governmental Approvals. Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal causes, or could reasonably be expected to cause, a Material Adverse Change.

9.	BANK’S RIGHTS AND REMEDIES

9.1    Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, without notice or demand, do any or all of the following:

(a)    declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b)    stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c)    demand that Borrower (i) deposit cash with Bank in an amount equal to at least (A) [***] percent ([***]%) of the Dollar Equivalent of the aggregate face amount of all Letters of Credit denominated in Dollars remaining undrawn, and (B) [***] percent ([***]%) of the Dollar Equivalent of the aggregate face amount of all Letters of Credit denominated in a Foreign Currency remaining undrawn (plus, in each case, all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment)), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;

(d)    terminate any FX Contracts;

(e)    verify the amount of, demand payment of and performance under, and collect any Accounts and General Intangibles, settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, and notify any Person owing Borrower money of Bank’s security interest in such funds. Borrower shall collect all payments in trust for Bank and, if requested by Bank, immediately deliver the payments to Bank in the form received from the Account Debtor, with proper endorsements for deposit;

(f)    make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(g)    apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) amount held by Bank owing to or for the credit or the account of Borrower;

(h)    ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(i)    place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(j)    demand and receive possession of Borrower’s Books; and

(k)    exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2    Power of Attorney. Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable following the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks, payment instruments, or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) demand, collect, sue, and give releases to any Account Debtor for monies due, settle and adjust disputes and claims about the Accounts directly with Account Debtors, and compromise, prosecute, or defend any action, claim, case, or proceeding about any Collateral (including filing a claim or voting a claim in any bankruptcy case in Bank’s or Borrower’s name, as Bank chooses); (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, or other claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits. Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and the Loan Documents have been terminated. Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and the Loan Documents have been terminated.

9.3    Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.7 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.4    Application of Payments and Proceeds. At any time after the occurrence and during the continuance of an Event of Default, Bank shall have the right to apply in any order any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations. Bank shall pay any surplus to Borrower by credit to the Designated Deposit Account or to other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency. If Bank, directly or indirectly, enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

9.5    Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Except as set forth above, Borrower bears all risk of loss, damage or destruction of the Collateral.

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

9.6    No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election and shall not preclude Bank from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7    Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

10.	NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and [***] after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) [***] after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Bank or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10

If to Borrower:	Outset Medical, Inc.
3052 Orchard Drive
San Jose, California 95112
Attn: Rebecca Chambers, Chief Financial Officer, and
John Brottem, General Counsel
Email: [***] and
[***]

If to Bank:	Silicon Valley Bank
2400 Hanover Street
Palo Alto, California 94304
Attn: Robert Mingrone, Director
Email: [***]

11. CHOICE	OF LAW, VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE

Except as otherwise expressly provided in any of the Loan Documents, California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Each of Borrower and Bank expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each of Borrower and Bank hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Each of Borrower and Bank hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower or Bank, as applicable, at the address set forth in, or subsequently provided by Borrower or Bank, as applicable, in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s or Bank’s, as applicable, actual receipt thereof or [***] days after deposit in the U.S. mails, proper postage prepaid.

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure Sections 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure Section 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against Collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

This Section 11 shall survive the termination of this Agreement.

12. GENERAL	PROVISIONS

12.1    Termination Prior to Maturity Date; Survival. All covenants, representations and warranties made in this Agreement shall continue in full force until this Agreement has terminated pursuant to its terms and all Obligations have been satisfied. So long as Borrower has satisfied the Obligations (other than inchoate indemnity obligations, and any other obligations which, by their terms, are to survive the termination of this Agreement, and any Obligations under Bank Services Agreements that are cash collateralized in accordance with Section 4.1 of this Agreement), this Agreement may be terminated prior to the Term Loan Maturity Date by Borrower, effective [***] Business Days after written notice of termination is given to Bank. Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination.

12.2    Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion). Bank has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents. Notwithstanding the foregoing, so long as no Event of Default shall have occurred and is continuing, Bank shall not assign its interest in the Loan Documents to any Person who in the reasonable estimation of Bank is (a) a direct competitor of Borrower, or (b) a vulture fund or distressed debt fund.

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

12.3    Indemnification. Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against: (i) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (ii) all losses or expenses (including Bank Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby (including reasonable and documented attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct. This Section 12.3 shall survive until all statutes of limitation with respect to the Claims, losses, and expenses for which indemnity is given shall have run. Notwithstanding the foregoing, Borrower shall not have any obligation to make any payment to any Indemnified Person with respect to Excluded Taxes.

12.4    Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.5    Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.6    Correction of Loan Documents. Bank may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties so long as Bank provides Borrower with written notice of such correction and allows Borrower at least [***] days to object to such correction. In the event of such objection, such correction shall not be made except by an amendment signed by both Bank and Borrower.

12.7    Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.

12.8    Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.9    Confidentiality. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: [***]. Confidential information does not include information that is either: [***].

Bank Entities may use anonymous forms of confidential information for aggregate datasets, for analyses or reporting, and for any other uses not expressly prohibited in writing by Borrower. The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

12.10    Attorneys’ Fees, Costs and Expenses. In any action or proceeding between Borrower and Bank arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable and documented attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

12.11    Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif,” or “jpg”) and other electronic signatures (including the Bank’s DocuSign platform) or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Code.

12.12    Right of Setoff. Borrower hereby grants to Bank a Lien and a right of setoff as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank (including a subsidiary of Bank) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may setoff the same or any part thereof and apply the same to any liability or Obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.13    Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.14    Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.15    Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.16    Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

13. DEFINITIONS

13.1    Definitions. As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative. As used in this Agreement, the following capitalized terms have the following meanings:

“Account” is, as to any Person, any “account” of such Person as “account” is defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to such Person.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

“Administrator” is an individual that is named:

(a)    as an “Administrator” in the “SVB Online Services” form completed by Borrower with the authority to determine who will be authorized to use SVB Online Services (as defined in Bank’s Online Banking Agreement as in effect from time to time) on behalf of Borrower; and

(b)    as an Authorized Signer of Borrower in an approval by the Board.

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members. For purposes of this defined term “control” means, in respect of a particular Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Agreement” is defined in the preamble hereof.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Authorized Signer” is any individual listed in on the incumbency certificate delivered by Borrower to Bank who is authorized to execute the Loan Documents, including making (and executing if applicable) any Credit Extension request, on behalf of Borrower.

“Bank” is defined in the preamble hereof.

“Bank Entities” is defined in Section 12.9.

“Bank Expenses” are all audit fees and expenses, costs, and expenses (including reasonable and documented attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower or any Guarantor.

“Bank Services” are any products, credit services, and/or financial accommodations previously, now, or hereafter provided to Borrower or any of its Subsidiaries by Bank or any Bank Affiliate, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in Bank’s various agreements related thereto (each, a “Bank Services Agreement”).

“Bank Services Agreement” is defined in the definition of Bank Services.

“Board” is Borrower’s board of directors.

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s board of directors (and, if required under the terms of such Person’s Operating Documents, stockholders) and delivered by such Person to Bank approving the Loan Documents to which such Person is a party and the transactions contemplated thereby.

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.

“Capital Lease” means, with respect to any Person, any lease of real or personal property by such Person as lessee which is required under GAAP to be capitalized on the balance sheet of such Person.

“Capital Lease Obligation” means, as to any Person, any obligation of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real or personal property, which obligations are required to be classified and accounted for as a Capital Lease on a balance sheet of such Person under GAAP and, for purposes of this Agreement, the amount of any such obligation shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash Collateral Amount” is equal to the then outstanding principal balance of the Term Loan Advance.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Cash Pledge Agreement” means that certain Bank Services Cash Pledge Agreement (including that certain Annex I and that certain Rider thereto) by Borrower in favor of Bank dated as of the Effective Date, (as the same may be amended, modified, supplemented or restated from time to time).

“Change in Control” means (a) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of (x) prior to the consummation of an IPO, [***] percent ([***]%) or more and (y) upon and after the consummation of an IPO, [***] percent ([***]%) or more, in each case, of the ordinary voting power for the election of directors of Borrower (determined on a fully diluted basis) other than by the sale of Borrower’s equity securities in a public offering or to venture capital or private equity investors so long as Borrower identifies to Bank the venture capital or private equity investors at least [***] Business Days prior to the closing of the transaction and provides to Bank a description of the material terms of the transaction; (b) during any period of [***] months, a majority of the members of the board of directors or other equivalent governing body of Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or (c) at any time, Borrower shall cease to own and control, of record and beneficially, directly or indirectly, [***] percent ([***]%) of each class of outstanding capital stock of each subsidiary of Borrower free and clear of all Liens (except Liens created by this Agreement); provided that, to the extent otherwise expressly permitted pursuant to Section 7.3, this clause (c) shall not prevent or prohibit any merger, amalgamation or similar consolidation (x) of Subsidiaries of the Borrower into the Borrower so long as the Borrower is the surviving corporation or (y) of Subsidiaries of the Borrower into Subsidiaries of the Borrower that are Loan Parties so long as such Loan Party is the surviving entity and the requirements of this clause (c) are satisfied with respect to such surviving Loan Party.

“Claims” is defined in Section 12.3.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Compliance Statement” is that certain statement in the form attached hereto as Exhibit B.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any Indebtedness of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Extension” is the Term Loan Advance or any other extension of credit by Bank for Borrower’s benefit.

“Default Rate” is defined in Section 2.3(b).

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is the account number ending [***] maintained by Borrower with Bank (provided, however, if no such account number is included, then the Designated Deposit Account shall be any deposit account of Borrower maintained with Bank as agreed between Borrower and Bank).

“Disqualified Equity Interests” means, with respect to any Person, any Equity Interests of such Person which, by their terms, or by the terms of any security into which they are convertible or for which they are putable or exchangeable, or upon the happening of any event or condition, (a) mature or are mandatorily redeemable (other than solely as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior indefeasible repayment in full in cash of the Term Loan Advance and all other Obligations that are accrued and payable and the termination or expiration of Bank’s obligation to lend and the termination of this Agreement) pursuant to a sinking fund obligation or otherwise, or are redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

the prior indefeasible repayment in full in cash of the Term Loan Advance and all other Obligations that are accrued and payable and the termination or expiration of Bank’s obligation to lend and the termination of this Agreement), in whole or in part, or otherwise has any distributions or other payments which are mandatory or otherwise required at any time (other than distributions or payments in Equity Interests that do not constitute Disqualified Equity Interests), in each case prior to the date [***] days after the Term Loan Maturity Date, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (x) debt securities or (y) any Equity Interest referred to in clause (a) above; provided, however, that, if such Equity Interests are issued to any plan for the benefit of employees of Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Division” means, in reference to any Person which is an entity, the division of such Person into two (2) or more separate Persons, with the dividing Person either continuing or terminating its existence as part of such division, including, without limitation, as contemplated under Section 18-217 of the Delaware Limited Liability Company Act for limited liability companies formed under Delaware law, or any analogous action taken pursuant to any other applicable law with respect to any corporation, limited liability company, partnership or other entity.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by Bank at such time on the basis of the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

“Domestic Subsidiary” is any direct or indirect Subsidiary formed or organized under the laws of the United States, any state or territory thereof, or the District of Columbia.

“Effective Date” is defined in the preamble hereof.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Equity Interest” means, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, and whether voting or nonvoting), representing equity ownership or participation of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on another Person the right to receive a share of the profits and losses of, or distributions of property of, such Person.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“Excluded Foreign Subsidiary” means, in respect of any Loan Party, any Subsidiary of such Loan Party, at any date of determination, that is a “controlled foreign corporation” as defined in Section 957 of the Internal Revenue Code, or (b) that is a Subsidiary of a “controlled foreign corporation” as defined in Section 957 of the Internal Revenue Code.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Bank (including any assignee or successor) or required to be withheld or deducted from a payment to Bank (including any assignee or successor), (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

profits Taxes, in each case, (i) imposed as a result of Bank (including any assignee or successor) being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of Bank (including any assignee or successor) with respect to an applicable interest in any Loan Document pursuant to a law in effect on the date on which (i) Bank (including any assignee or successor) acquires such interest in any Loan Document or (ii) Bank (including any assignee or successor) changes its lending office, except in each case to the extent that, pursuant to Section 2.6, amounts with respect to such Taxes were payable either to Bank’s (or such assignee’s or successor’s) assignor immediately before Bank (or such assignee or successor) became a party hereto or to Bank (including any assignee or successor) immediately before it changed its lending office, (c) Taxes attributable to Bank’s (or such assignee’s or successor’s) failure to comply with Section 2.6(e), and (d) any withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.

“Final Payment” is a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest) equal to Two Million Twenty-Five Thousand Dollars ($2,025,000) due on the earliest to occur of (a) the Term Loan Maturity Date, or (b) the acceleration of the Term Loan Advance, or (c) the prepayment of the Term Loan Advance in full pursuant to Section 2.2(d) or 2.2(e).

“Financial Statement Repository” is each of (a) the folder under Bank’s cloud storage account or such other means of collecting information approved and designated by Bank after providing notice thereof to Borrower from time to time and (b) Bank’s online banking platform as described in Section 6.12.

“Foreign Currency” means lawful money of a country other than the United States.

“Foreign Subsidiary” means any direct or indirect Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Funding Date” is any date on which a Credit Extension is made to or for the account of Borrower which shall be a Business Day.

“FX Contract” is any foreign exchange contract by and between Borrower and Bank under which Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency on a specified date.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” is any Person providing a Guaranty in favor of Bank.

“Guaranty” is any guarantee of all or any part of the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) Capital Lease Obligations, and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 12.3.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following:

(a)    its Copyrights, Trademarks and Patents;

(b)    any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how and operating manuals;

(c)    any and all source code;

(d)    any and all design rights which may be available to such Person;

(e)    any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f)    all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“IPO” is without limitation, in connection with the Borrower’s initial, underwritten public offering and sale of its Equity Interests pursuant to an effective registration statement under the Securities Act of 1933, as amended.

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

“Key Person” is each of Borrower’s (a) Chief Executive Officer, who is Leslie Trigg as of the Effective Date, and (b) Chief Financial Officer, who is Rebecca Chambers as of the Effective Date.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement and any schedules, exhibits, certificates, notices, and any other documents related to this Agreement, the Cash Pledge Agreement, any Bank Services Agreement, any subordination agreement, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement by Borrower and/or any Guarantor with or for the benefit of Bank, all as amended, restated, or otherwise modified.

“Loan Party” means the Borrower and any Secured Guarantor.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Material Adverse Effect” is a material adverse effect on the businesses or operations of Borrower.

“Mexico Business Activities” means Borrower’s engagement of TACNA Services, Inc. as a shelter service provider for the manufacturing of consoles in Mexico and the business activities related thereto, including the operation of a manufacturing facility in Mexico and the operations of Baja Fur S.A. de C.V. related thereto.

“Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, fees, Bank Expenses, the Prepayment Fee, the Final Payment, and other amounts Borrower owes Bank now or later, whether under this Agreement and the other Loan Documents, including, without limitation, all obligations relating to Bank Services and interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and to perform Borrower’s duties under the Loan Documents.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than [***] days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Other Connection Taxes” means, with respect to Bank (including any assignee or successor), Taxes imposed as a result of a present or former connection between Bank (including any assignee or successor) and the jurisdiction imposing such Tax (other than connections arising from Bank (including any assignee or successor) having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Credit Extension or Loan Document).

“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment/Advance Form” is that certain form in the form attached hereto as Exhibit C.

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

“Payment Date” is the first (1st) calendar day of each month.

“Perceptive” means Perceptive Credit Holdings, LP, a Delaware limited partnership.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Acquisition” means any Acquisition(s) in which: [***].

“Permitted Indebtedness” is:

(a)    Borrower’s Indebtedness to Bank under this Agreement and the other Loan Documents;

(b)    Indebtedness existing on the Effective Date which is shown on the Perfection Certificate;

(c)    Subordinated Debt;

(d)    unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e)    Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(f)    Indebtedness secured by Liens permitted under clauses (a) and (c) of the definition of “Permitted Liens” hereunder;

(g)    Indebtedness of Borrower to any Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of Borrower (provided that the primary obligations are not prohibited hereby), and Indebtedness of any Subsidiary to Borrower in an aggregate principal amount not to exceed [***] Dollars ($[***]) or any other Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of any other Subsidiary (provided that the primary obligations are not prohibited hereby);

(h)    other unsecured Indebtedness not otherwise permitted by Section 7.4 not exceeding [***] Dollars ($[***]) in the aggregate outstanding at any time;

(i)    deposits or advances received from Borrower’s customers in the ordinary course of business;

(j)    Indebtedness up to an aggregate principal amount of [***] Dollars ($[***]) at any time outstanding with respect to letters of credit issued solely to support any lease of real property entered into in the ordinary course of business;

(k)    unsecured Indebtedness incurred in connection with corporate credit cards not issued by Bank or its Affiliates in an aggregate principal amount not to exceed [***] Dollars ($[***]) at any time outstanding;

(l)    unsecured Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that (i) such Indebtedness (i) exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, and (ii) the aggregate principal amount of Indebtedness permitted by this clause (l) for all such new Subsidiaries shall not exceed [***] Dollars ($[***]) at any time outstanding;

(m)    Indebtedness up to an aggregate principal amount not to exceed [***] Dollars ($[***]) at any time outstanding with respect to letters of credit issued solely to support obligations of the Borrower or any of its Subsidiaries to any contract manufacturer of the products of the Borrower or its Subsidiaries;

(n)    Indebtedness (other than for borrowed money) that may be deemed to exist pursuant to any guarantees, warranty or contractual service obligations, performance, surety, statutory, appeal, bid, prepayment

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

guarantee, payment (other than payment of Indebtedness) or completion of performance guarantees or similar obligations incurred in the ordinary course of business, including in connection with the Mexico Business Activities in the ordinary course of Borrower’s business; and

(o)    extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (n) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a)    Investments (including, without limitation, Subsidiaries) existing on the Effective Date which are shown on the Perfection Certificate;

(b)    (i) Investments consisting of Cash Equivalents, and (ii) any Investments permitted by Borrower’s investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved in writing by Bank;

(c)    Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(d)    Investments accepted in connection with Transfers permitted by Section 7.1;

(e)    Investments consisting of the creation of a Subsidiary for the purpose of consummating a merger transaction permitted by Section 7.3 of this Agreement, which is otherwise a Permitted Investment;

(f)    Investments (i) by Borrower in Subsidiaries not to exceed [***] Dollars ($[***]) in the aggregate at any time and (ii) by Subsidiaries in other Subsidiaries or in Borrower;

(g)    Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, not to exceed [***] Dollars ($[***]) in the aggregate at any time, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by the Board;

(h)    Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(i)    Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (i) shall not apply to Investments of Borrower in any Subsidiary;

(j)    Permitted Acquisitions (including the formation and capitalization of Subsidiaries solely in connection with any Permitted Acquisition);

(k)    other Investments not otherwise permitted by Section 7.7 not exceeding [***] Dollars ($[***]) in the aggregate outstanding at any time;

(l)    Investments consisting of security deposits with utilities and other like Persons made in the ordinary course of business;

(m)    Investments permitted under Section 7.3;

(n)    non-cash investments in joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support;

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(o)    leasing arrangements and extended payment terms provided to Borrower’s customers in the ordinary course of business so long as the aggregate principal amount of such Investments does not to exceed [***] Dollars ($[***]) in the aggregate for all such arrangements and payment terms at any time outstanding; and

(p)    Investments pursuant to Mexico Business Activities in the ordinary course of Borrower’s business.

“Permitted Liens” are:

(a)    Liens existing on the Effective Date which are shown on the Perfection Certificate or arising under this Agreement or the other Loan Documents;

(b)    Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on Borrower’s Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c)    purchase money Liens or Capital Leases (i) on Equipment and/or fixed assets (as applicable) (including related software) acquired or held by Borrower incurred for financing the acquisition of the Equipment and/or fixed assets (as applicable) (including related software) securing no more than [***] Dollars ($[***]) in the aggregate amount outstanding at any time, or (ii) existing on Equipment and/or fixed assets (as applicable) (including related software) when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment and/or fixed assets (as applicable) (including related software);

(d)    Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed [***] Dollars ($[***]) and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e)    Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f)    Liens incurred in the extension, renewal or refinancing of the Indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(g)    Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7;

(h)    Liens arising from precautionary Uniform Commercial Code financing statements (or equivalent filings or registrations in foreign jurisdictions) filed on operating losses covering the leased property to the extent such operating leases are permitted by this Agreement;

(i)    servitudes, easements, rights of way, restrictions and other similar encumbrances on real property imposed by any Requirement of Law and encumbrances consisting of zoning or building restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business;

(j)    bankers’ liens, rights of setoff and similar Liens incurred on deposits held in Deposit Accounts made in the ordinary course of business;

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(k)    deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(l)    leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest therein;

(m)    Liens (i) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or (ii) on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(n)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business permitted by this Agreement;

(o)    Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder so long as (i) the underlying proposed transaction that is subject of such letter of intent or purchase agreement would, upon completion, constitute a Permitted Acquisition, and (ii) any such Lien shall be limited solely to the cash deposit and no other assets or properties of the Borrower or any of its Subsidiaries;

(p)    Liens existing on assets or property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Subsidiary of the Borrower, in each case after the date hereof, and including the replacement, modification, extension or renewal of any such Lien to the extent originally permitted by this clause upon or in the same assets or property in connection with the replacement, modification, extension or renewal of the Indebtedness secured thereby; provided that (i) the acquisition of such assets or property or the Person that becomes a Subsidiary of the Borrower shall qualify as a Permitted Acquisition, (ii) such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary, (iii) such Lien does not extend to or cover any other assets or property (other than (1) the proceeds or products of the originally secured assets or properties, (2) after-acquired property that is affixed or incorporated into the property covered by such Lien, (3) any other Permitted Lien and (4) after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time), and (iv) any Indebtedness secured by any such Lien is permitted under Section 7.4;

(q)    Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto; and

(r)    cash collateral to secure Indebtedness permitted under clauses (k) and (m) of Permitted Indebtedness.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prepayment Fee” shall be an additional fee, payable to Bank, with respect to the Term Loan Advance, in an amount equal to (i) if the prepayment is made on or before the first anniversary of the Effective Date, three percent (3.0%) of the outstanding principal balance being prepaid, (ii) if the prepayment is made after the first anniversary of the Effective Date but on or before the second anniversary of the Effective Date, two percent (2.0%) of the outstanding principal balance being prepaid, or (iii) if the prepayment is made after the second anniversary of the Effective Date but prior to the Term Loan Maturity Date, one percent (1.0%) of the outstanding principal balance being prepaid.

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

“Prime Rate” is the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that, in the event such rate of interest is less than zero, such rate shall be deemed to be zero for purposes of this Agreement; and provided further that if such rate of interest, as set forth from time to time in the money rates section of The Wall Street Journal, becomes unavailable for any reason as determined by Bank, the “Prime Rate” shall mean the rate of interest per annum announced by Bank as its prime rate in effect at its principal office in the State of California (such Bank announced Prime Rate not being intended to be the lowest rate of interest charged by Bank in connection with extensions of credit to debtors); provided that, in the event such rate of interest is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Qualified Equity Interest” means, with respect to any Person, any Equity Interest of such Person that is not a Disqualified Equity Interest.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.

“Restricted Cash Balance” means the aggregate amount of unrestricted and unencumbered cash and Cash Equivalents held by Borrower solely in the Restricted Cash Collateral Account. (For purposes of clarity, (i) any of Borrower’s amounts held in a Collateral Account other than the Restricted Cash Collateral Account shall not count towards the determination of the Restricted Cash Balance, and (ii) if an Unrestricted Cash Balance is transferred to the Restricted Cash Collateral Account, such Unrestricted Cash Balance becomes a Restricted Cash Balance at all times after such transfer.)

“Restricted Cash Collateral Account” is that certain restricted or “blocked” segregated collateral money market account of Borrower maintained with Bank, having an account number ending in [***] and as more fully described in the Cash Pledge Agreement, which secures the payment and performance in full of all of the Obligations.

“Restricted License” is any material license or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with Bank’s right to sell any Collateral.

“SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Secured Guarantor” is any Guarantor who has (a) executed and delivered to Bank a Guaranty in form and substance reasonably satisfactory to Bank pursuant to which such Guarantor has granted Bank a first priority perfected lien (subject to Permitted Liens) in the types of assets substantially similar to the Collateral to secure the Obligations; (b) delivered to Bank such appropriate control agreement or similar agreements providing control of any Collateral in form and substance reasonably satisfactory to Bank if and to the extent required under this Agreement; and (c) provided to Bank all other documentation in form and substance satisfactory to Bank in its reasonable discretion which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above and which Bank has reasonably requested.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s Obligations to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms reasonably acceptable to Bank.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Advance” is defined in Section 2.2 of this Agreement.

“Term Loan Amortization Date” is, for the Term Loan Advance, June 1, 2023.

“Term Loan Maturity Date” is November 1, 2025.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Transfer” is defined in Section 7.1.

“Unrestricted Cash Balance” means the aggregate amount of unrestricted and unencumbered cash and Cash Equivalents held by Borrower in Collateral Accounts maintained with Bank or its Affiliates; provided that any amount held in the Restricted Cash Collateral Account shall not count towards the determination of the Unrestricted Cash Balance.

[Signature page follows.]

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

OUTSET MEDICAL, INC.

By:	/s/ John Brottem
Name:	John Brottem
Title:	General Counsel

BANK:

SILICON VALLEY BANK

By:	/s/ Mark Davis
Name:	Mark Davis
Title:	Vice President

[Signature Page to Loan and Security Agreement]